Exhibit 10.5

Agreement on Technology Development (Cooperation)

Party A:                      Hydrogen Motors Inc.
Address:                     3600 Twilight court, Oakton, VA 22124, Tel: (703) 407-9802

Party B:                      Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute
 Address:                     5, Naukova Str., Dnipropetrovs'k, Ukraine

Whereas: Party A is a Company focusing on development, manufacture, and roadway testing of an experimental-industrial specimen of the Vehicle Borne Hydrogen Generator, and Party B is a research structure possessing ample resources for scientific research. To learn each other’s good points for common progress and display their respective advantages, both parties conclude, through friendly negotiation and on the basis of true and ample expression of their respective wills, following contract for joint observation on joint participation in the technological project for research and development and modernization of experimental electrochemical reactor.

Section 1 Project name

1.1   Development of a concept Vehicle-borne H2-producing rechargeable feeder for hydrogen-propulsion automobile
Section 2 Project requirements

2.1   Technical goal: Development of modular blocks of the electrochemical reactor research cell; exploration and optimization of charge-discharge cell characteristics.

2.2   In this project take part employees Part A: Modatov Artem - Project Manager, Bondarenko Sergiy - Group leader, Bilogurov Stanislav, Kulagin Sergiy, Lyagushyn Sergiy, Markov Volodymyr, Melikayev Yuriy, Mitrokhov Sergiy, Petrov Boris, Polyakova Lyubov, Volkov Gennadiy, Zolot'ko Olexandr.

Section 3 Cooperation plan, progress, period, place, and mode

3.1   Party B shall organize a scientific research team to engage in the research, development of technology for electrochemical regeneration of the electrochemical reactor active mass, development of modular blocks of the electrochemical reactor research cell for which Party A shall provide technical direction.

According to Plan Operation:

3.2   Party B shall organize and provide development and modernization of experimental electrochemical reactor (For Implementation Phase II).

3.3   Party B shall provide development of the system for water vapor condensation from exhaust to return the condensate to the water tank; development of a united energy transformation and heat potential usage Vehicle Borne Hydrogen Generator system (For Implementation Phase II).

3.4   Party B shall provide manufacture of an experimental Vehicle Borne Hydrogen Generator for a car (For Implementation Phase III).

3.5   Party B shall conduct In-car testing to obtain vehicle certification (For Implementation Phase IV).

3.6   Party B may make use of its existing technology, equipment, and the data, materials, and periodical research results provided by Party A relating to this project to promote the development and research of this project.

3.7   Party A may make use of its existing technology, equipment, and the data, materials, and periodical research results provided by Party B relating to this project to promote the development and research of this project.

3.8   The cooperation period of this project shall be thirty (30) month before expiry of which Party B shall submit to Party A the research results sufficient to realize the technical goal described in Section 2.1 hereof and relevant technical documents and assist Party A’s technical personnel to grasp such technology.

Section 4 Cancellation of this contract

4.1   If the technology as the object of research and development is disclosed (including disclosure in the form of patent right) during performance of this contract, any cooperating party shall, within ten (10) days after such cooperating party has learned or should have learned such information, notify the other party for cancellation of this agreement. The other cooperating party shall have the right to ask for compensation for its loss due to failure of such notice within the provided period.

4.2   Party A shall have the right to cancel this agreement if Party B slacks off in performance of its obligations provided hereof or fails within reasonable period to obtain periodical research results satisfying Party A.

4.3   The notice for cancellation of this agreement shall be made in written form and take effect on the day of being served on the opposite party herein through registered letter.

Section 5 Special agreement

5.1   If the occurrence of any technical difficulty that can not be overcome by means of existing technology and conditions leads to the failure or partial failure of the research and development during performance of this contract, Party A shall have the right to inform Party B to stop relevant research.

5.2   The party making use of existing technology in the research and development of this project shall ensure that the technology it provides does not infringe the legitimate rights and interests of any third party; if any third party charges one party or two parties hereof with infringement for execution of the technology, the party providing such technology shall bear the liability for damages.

Section 6 Confidentiality

6.1   Any party hereto shall maintain, with the same degree of care and the degree of care no less than what is reasonably necessary, the confidentiality of any information (including but not limited to the materials, technology and periodical research results, etc. provided by the other party) relating to the other party hereof and this project and such party gets in contact with, and prevent unauthorized use, dissemination or publication of such confidential information just as it maintains all its confidential information of similar nature.

6.2   The recipient of above information shall not disclose or permit to be disclosed any confidential information and shall bear liabilities for any breach of the confidential stipulation herein or abuse of above information by any associated party or employee of such recipient or any other person acquiring the confidential information from such recipient.

6.3   The recipient of above information shall use such information only in this project. Without the prior and explicit written consent from the party disclosing above information, the recipient shall not use the said information to seek gains for itself or any other party or permit such use.

Section 7 Ownership of intellectual property

7.1   The two parties hereto admit and acknowledge that all the technical results arising out of performance of this agreement (including periodical technological results) and relating intellectual property shall belong to Party A.

7.2   The two parties hereto admit and acknowledge that any party shall have the right to make subsequent improvements of the final technological results acquired from the research and development of the project herein, of which any new technological result characteristic of substantial or creative technological improvement shall belong to Party A.

Section 8 Governing law and dispute resolution

8.1   The conclusion, performance, validity, interpretation, and dispute resolution shall be governed by laws of the Ukraine.

Section 9 Supplement, amendment, and assignment

9.1   Any supplement or amendment hereto shall be made by both parties in written form and the supplemental agreement shall be part hereof and have the same legal effect.

9.2   No party hereto shall assign any of its rights or obligations under this agreement to any third party.

Section 10 Taxes and expenses

10.1 The parties hereto shall respectively bear the due taxes and expenses out of the execution and performance of this agreement.

10.2 The Party B recovers expenses for future interest in the company of Part A by means of  transfer of the scientific product as share in Party А that will is stipulated by separate agreement on completion of the work.

Section 11 Income Distribution

11.1 For Joint Ownership Intellectual Property the Parties agree to share equally all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.  In the event gross royalties do not cover the accrued legal costs expended by any Party with respect to jointly developed Intellectual Property, no Party shall be held responsible for reimbursing the other Party (Parties).

Section 12 Taking effect and miscellaneous

12.1 This agreement shall take effect from the day of being executed and stamped by the parties or their authorized agents.

12.2 If any part of this contract is invalid or becomes invalid due to laws, regulations or governmental orders and the other parts herein remain valid, the parties herein shall perform this agreement pursuant to the general principles herein, the sections invalid or becoming invalid shall be substituted by valid sections reflecting to the greatest extent the intention of the parties herein at the time of signing this agreement.

12.3 This agreement shall be executed in Ukraine.

12.4 This agreement shall consist of two originals of the same legal effect, with one for each party respectively.

Party A: Hydrogen Motors Inc.	Party B: Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute

/s/Dmitry Shvenderman	/s/ AV. Hitko
Dmitry Shvenderman,	Andrey Hitko
President and Chief Executive Officer	Director of Institute

November 21, 2007